Exhibit 23 (ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-125290) on Form S-8 for Enigma Software Group, Inc. (formerly known as Adorons.com, Inc.) of our report dated March 29, 2005 (with respect to Note B, April 8, 2005) on our audit of the statements of operations, changes in capital deficits and cash flows of Enigma Software Group, Inc. (formerly known as Adorons.com, Inc.) included in Form 10KSB for the year ended December 31, 2005.

Eisner LLP

New York, New York
April 6, 2006